Exhibit (h)(27)

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

AMENDMENT made as of September 23, 2014, between CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), and TDAM USA Inc., a New York corporation, formerly known as TD Asset Management USA Inc. (“TDAM”), to that certain Sub-Administration Agreement, dated as of March 22, 2007, between Citi and TDAM (as amended to date, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services with respect to TD Asset Management USA Funds Inc. (the “Fund”) and its portfolios listed on Schedule A to the Agreement (each, a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, Citi and TDAM wish to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Amendment.

Schedule A (Portfolios) is hereby deleted in its entirely and replaced with the Schedule A attached hereto.

2.	Representations and Warranties.

TDAM represents that it has full power and authority to enter into and perform this Amendment, Citi represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

(a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall construe one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name: Jay Martin
Title: President

TDAM USA INC.

By:	/s/ Michele Teichner
Name: Michele Teichner
Title: Officer

SCHEDULE A

PORTFOLIOS

TDAM Money Market Portfolio

TDAM U.S. Government Portfolio

TDAM Municipal Portfolio

TDAM California Municipal Money Market Portfolio

TDAM New York Municipal Money Market Portfolio

TDAM Short-Term Bond Fund

TDAM Institutional Money Market Fund

TDAM Institutional U.S. Government Fund

TDAM Institutional Municipal Money Market Fund

TDAM Institutional Treasury Obligations Money Market Fund

TDAM Core Bond Fund

TDAM High Yield Bond Fund

TDAM U.S. Equity Shareholder Yield Fund

TDAM U.S. Large Cap Core Equity Fund

TDAM Global Equity Shareholder Yield Fund

TDAM Global Low Volatility Equity Fund

TDAM Global All Cap Fund

TDAM Target Return Fund

TDAM U.S. Small-Mid Cap Equity Fund

TDAM 1- to 5-Year Corporate Bond Portfolio

TDAM 5- to 10-Year Corporate Bond Portfolio

TDAM Tactical Opportunities Fund

*Expected to commence operations in October 2014.

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